Exhibit 99.1

April 17, 2024

Dear Partner:

We are pleased to update you on recent events of Energy 11, L.P. (the “Partnership”, “Energy 11”, “we”, “our” or “us”). For the fiscal year ended December 31, 2023, the Partnership reported net income of $36.5 million and generated approximately $66.3 million in cash flow from operations. During 2023, we used our cash on-hand and available operational cash flow to (i) pay for the drilling and completion of new wells (approximately $19 million); (ii) pay distributions to limited partners (approximately $27 million, or $1.425753 per common unit); and (iii) reduce our outstanding debt to $0 (approximately $23 million in principal payments).

Further, in January 2024, we declared a special distribution of $0.05 per common unit, which was paid in February 2024. So far in 2024, we have paid distributions to our limited partners totaling approximately $9.9 million, or $0.52 per common unit, and since inception of the Energy 11 program, we have paid approximately $159 million in distributions, or $9.73 per common unit, to our limited partners.

As we have disclosed in our recent filings with the Securities and Exchange Commission (SEC), the state of North Dakota informed us that we must start paying taxes on behalf of the limited partners in this program. We paid approximately $243,000 (about $0.013 per share) in withholding taxes on behalf of the limited partners in May 2023 for the 2021 tax year. In addition, we recently made additional tax withholding payments to the state of North Dakota for tax years 2022 (approximately $353,000, or $0.019 per common unit) and 2023 (approximately $869,000, or $0.046 per common unit). Your proportionate share of these tax payments, and any payments made for future tax years, will be reflected in the K-1 tax forms you receive from us. Please continue to consult with your tax advisor when reviewing your K-1s. As a reminder, these tax withholding payments made on your behalf reduce the unpaid distributions total.

The accumulated unpaid distributions total for the period March 2020 through November 2021 is now approximately $42.9 million, or $2.26 per common unit. We will continue to monitor monthly Partnership distributions in conjunction with the Partnership’s projected cash requirements for operations, capital expenditures for new wells and debt service.

In May 2021, the Partnership entered into a loan agreement with BancFirst, which provided for a revolving credit facility to be used to fund future development of our undrilled acreage. The credit facility was to mature on March 1, 2024. Our bank renewed our line of credit and extended the credit facility for two additional years to March 1, 2026. The Partnership currently has approximately $20 million in availability under the credit facility to use, as necessary, for our current capital commitments. Recently, the Partnership has elected to participate in the drilling of 15 new wells proposed by its primary operator. The drilling and completion of these 15 wells will likely occur through at least the third quarter of 2024, and the related capital expenditures are expected to be incurred through the end of 2024. The estimated proportionate capital costs for the Partnership to complete these 15 wells is approximately $26 million. We believe we have adequate funding and cash flow from operations to pay for these additional wells.

In conjunction with the renewal of our debt facility, we updated the estimated value of oil and natural gas reserves using relevant inputs (primarily pricing) as of March 31, 2024. The estimated value of the Partnership’s assets increased to $19.07 per common unit. The increase in value should allow us to expand our borrowing capacity, as needed, in the future.

As operations have continued to be cash flow positive, we remain optimistic for the future of Energy 11. If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all the Partnership’s filings with the SEC, which are available online at www.energyeleven.com or www.sec.gov.

Thank you for your continued support of this investment.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

Energy 11 GP, LLC

Forward-Looking Statements

Certain statements contained in this letter other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such additional factors include, but are not limited to, the ability of the Partnership to implement its operating strategy; the ability of the Partnership to manage planned growth; the ability of the Partnership to provide liquidity opportunities for its limited partners; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the energy and capital markets; financing risks; litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Partnership’s business.

Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved. Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Partnership with the SEC on March 15, 2024. Any forward-looking statement that the Partnership makes speaks only as of the date of this letter, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.